                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           FACTORY CARD OUTLET CORP.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           FACTORY CARD OUTLET CORP.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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

[LOGO]

June 12, 1998

Dear Stockholders;

     As most of you know by now, I have recently been elected President and Chief Executive Officer of Factory Card Outlet by your Board of Directors. I am succeeding Charles R. Cumello who is leaving the company to pursue other opportunities. On behalf of the Board of Directors, I would like to thank Charlie for all of his hard work and contributions to the company.

     A copy of the press release announcing my election as President and Chief Executive Officer and reporting Factory Card Outlet's first quarter results is enclosed with this letter.

     I am enthusiastic to be directly involved in the day-to-day operations of Factory Card Outlet. Your management team believes in the concept and strategies of Factory Card Outlet. We are confident that the direction of the company is the correct one and will lead to enhanced shareholder value over the long term.

     As we previously announced, the Board of Directors has postponed the company's Annual Meeting of Stockholders scheduled for June 26, 1998 to a date to be announced in the future. Please do not complete the proxy voting card you've recently received. Proxy materials relating the rescheduled meeting will be sent to you prior to such meeting.

     I have always taken great pride in this organization, and I am convinced that our future is brighter than ever. All of us at Factory Card Outlet appreciate your support as stockholders and customers as we manage our business toward continued profitable growth and expansion.



Stewart M. Kasen
Chairman and Chief Executive Officer

[LOGO]


Contact:  Tom Stoltz                      Carol Travis
          Factory Card Outlet             Factory Card Outlet
          Vice President/Finance          Vice President/Secretary
          (630) 579-2230                  (630) 579-2288




                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


                   FACTORY CARD OUTLET NAMES KASEN PRESIDENT
                   -----------------------------------------
                         AND CHIEF EXECUTIVE OFFICER:
                         ----------------------------
                         REPORTS FIRST QUARTER RESULTS
                         -----------------------------


NAPERVILLE, IL, May 26, 1998 --- Factory Card Outlet Corp. (NASDAQ:FCPY) announced today that Stewart M. Kasen, Chairman, has been named President and Chief Executive Officer of this chain of superstores selling party supplies and special occasion merchandise at everyday value prices.

Mr. Kasen, 58, has been Chairman of Factory Card Outlet since April, 1997 and a Director of the Company since September, 1996. He has had a long and distinguished retailing career, most recently as Chairman, President and Chief Executive Officer of Best Products, a position he held from 1991 to 1996. Prior to joining Best, he spent 24 years at Carter Hawley Hale as President and Chief Executive Officer of Emporium Capwell, an $800 million division, and before that, as President and Chief Executive Officer of its Thalhimer's division.

Mr. Kasen succeeds Charles R. Cumello, who has resigned as an officer and a director of the Company to pursue other opportunities.

A spokesman for the Company's Board of Directors stated, "We are fortunate to have a person of Stewart Kasen's caliber and experience leading the Company. He has a terrific understanding of our business and industry. We, as a company, are as excited about the future as we have ever been."

FACTORY CARD OUTLET RELEASE OF MAY 26, 1998 CONTINUED/Page Two


The Company also announced today results for its first quarter ended May 2, 1998. Net income for the first quarter increased over 50% to $568,000 from $375,000 last year. Fully diluted earnings per share increased 40% to $0.07 from $0.05. Sales for the first quarter rose 51.3% to $49.9 million from $32.9 million last year. On a comparable store basis, sales for the quarter rose 3.1%.

Mr. Kasen said, "Our comparable store sales were somewhat below expectations, but our new store sales were ahead of plan due to earlier openings within the quarter. Comparable store sales were impacted by system conversion issues associated with the consolidation of our Bensenville distribution facilities into our new Naperville center. The new distribution center will support our future growth and improve efficiency, but, initially, there has been an uneven flow of merchandise to our stores resulting in stock outs in certain basic items. These system issues have been identified and are being corrected. However we anticipate that this problem will adversely affect second quarter earnings by up to $0.20 per share. The Wall Street consensus estimate, prior to this announcement, had been for second quarter earnings per share of $0.27."

The Company further announced that its Annual Meeting of Stockholders, currently scheduled for June 26, 1998, has been postponed to a date to be announced in the future, because of Board composition issues related to Mr. Cumello's resignation.

Factory Card Outlet is a chain of company-owned superstores offering a vast assortment of party supplies, greeting cards, gift wrap and other special occasion merchandise at everyday value prices. The Company currently operates 194 stores in 22 states.

This press release regarding the quarterly results of Factory Card Outlet Corp. includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not constitute historical facts and involve risks and uncertainties, including, but not limited to, the possibility that adverse economic or other factors may cause actual results to be materially different than current estimates and projections. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information contained in this press release is readily available in the Company's Transition Report on Form 10-K. Copies of this Transition Report are available on request directed to the President of the Company.


                                (TABLE FOLLOWS)

                           FACTORY CARD OUTLET CORP.
                                AND SUBSIDIARY

                          Consolidated Balance Sheets
                                  (Unaudited)

                                                      May 2,         January 31,
(In thousands)                                         1998             1998
                                                    -----------      -----------
                    ASSETS

Current assets:
  Cash                                              $       164      $        30
  Receivables                                             1,041            2,009
  Inventories                                            79,097           72,911
  Other current assets                                    1,912            2,105
                                                    -----------      -----------
    Total current assets                                 82,214           77,055
Fixed assets, net                                        40,134           38,507
Deferred Income Taxes                                       493              493
Other Assets                                                304              188
                                                    -----------      -----------
    Total assets                                    $   123,145      $   116,243
                                                    ===========      ===========

     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                  $    21,892      $    20,250
  Accrued expenses                                        3,902            4,754
  Other current liabilities                               1,978            1,821
                                                    -----------      -----------
    Total current liabilities                            27,772           26,825
Revolving credit note payable                            34,968           29,700
Deferred rent liabilities                                 5,909            5,316
Other long-term liabilities                               2,069            2,668
                                                    -----------      -----------
    Total liabilities                                    70,718           64,509
Total stockholders' equity                               52,427           51,734
                                                    -----------      -----------
    Total liabilities and stockholders' equity      $   123,145      $   116,243
                                                    ===========      ===========

                           FACTORY CARD OUTLET CORP.
                                AND SUBSIDIARY

                       Consolidated Statements of Income
                                  (Unaudited)

                                                                   First Quarter Ended
                                                              ----------------------------
                                                                May 2,          April 26,
(Dollars in thousands except for earnings per share data)        1998             1997
                                                              -----------      -----------

Net sales                                                     $    49,862      $    32,946
Cost of sales and occupancy                                        32,183           20,459
                                                              -----------      -----------

    Gross profit                                                   17,679           12,487
Selling, general and administrative expenses                       15,951           11,713
                                                              -----------      -----------

    Income from operations                                          1,728              774
Interest expense                                                      781              127
                                                              -----------      -----------

    Income before taxes                                               947              647
Income taxes                                                          379              272
                                                              -----------      -----------

    Net income                                                $       568      $       375
                                                              ===========      ===========

Earnings per share
    Basic                                                     $      0.08      $      0.05
                                                              ===========      ===========
    Diluted                                                   $      0.07      $      0.05
                                                              ===========      ===========

Weighted average shares outstanding
    Basic                                                       7,354,386        7,210,791
                                                              ===========      ===========
    Diluted                                                     8,096,974        7,988,643
                                                              ===========      ===========